REORGANIZATION AGREEMENT

BETWEEN

EL TIGRE DEVELOPMENT CORPORATION

(A Texas Corporation)

and

ZTH MANAGEMENT, LLC.

(A California Limited Liability Company)

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (the "Agreement"), signed as of October 17th 2005 and effective as of October 30, 2005 (the "Effective Date"), is between El Tigre Development Corporation, a Texas Corporation ("ETIG") and ZTH MANAGEMENT, LLC, a California Limited Liability Company ("ZTH").

WHEREAS, the membership shares of ZTH consists of thirty percent (30%) to Darryl Franklin; and thirty percent (30%) to Ramon Ibe; and forty (40) percent to Joe Davis; and

WHEREAS, the authorized capital stock of ETIG consists of 25,000,000 shares (to be increased), par value per share $.001 voting common stock (the "ETIG common stock"), of which approximately 22,000,000 shares are presently outstanding.

WHEREAS, the Boards of Directors of ETIG and ZTH, respectively, have approved ZTH to purchase 40,000,000 shares of ETIG common stock (the "New Shares") in exchange for the exclusive international license to market ZTH's new business activity called Ignition ("Ignition"), ZTH's URL registration www.ignition.tv, various trademark applications with respect to various IGNITION related marks and the services related thereto, (the "Reorganization") in accordance with applicable law upon the terms and subject to the conditions set forth in this Reorganization Agreement. The NEW SHARES are to be issued pursuant to section 4(2) of the Securities Act of 1933 or any available exemption from federal registration; and

WHEREAS, for federal income tax purposes, it is intended that the Reorganization shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

WHEREAS the other ongoing business activities of ZTH are not the subject of the Reorganization and will continue to be conducted by ZTH outside of the Reorganization. ETIG shall have no interest of any nature in all of ZTH's business activities other than in IGNITION to the extent of the License Agreement (as hereafter defined).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

ARTICLE I
THE REORGANIZATION

1.01 The Reorganization.

(a) As soon as practicable before the Effective Date ETIG will execute a one for one hundred (1 for 100) reverse share split of the issued and outstanding common stock, which will leave approximately 220,000 shares outstanding and increase the authorized to 100,000,000 shares, par value per share $.00025.

(b) As soon as practicable before the Effective Date ETIG is to change its name to "Associated Media Holdings, Inc." (hereafter "AMHI").

(c) Upon the close and Effective Date and subject to the terms and conditions of this Agreement, ETIG will obtain an exclusive license ("the License") to market all of IGNITION's products and services (but not ZTH's other businesses). The above referenced New Shares will be the sole and entire consideration for the License.

(d) In Exchange, upon the close and Effective Date ETIG will issue 40,000,000 common shares to ZTH as consideration for the license. Later, with permission from ETIG (to become AMHI) and subject to all applicable securities laws, ZTH may dividend those shares to its current Members; sixteen million (16,000,000) shares to Joe Davis; and twenty four million (24,000) shares to each of Darryl Franklin, Ramon Ibe, Danny Way and Bill Nosal (i.e. six million (6,000,000) shares each) and such other members as it sees fit.

(e) As soon as practicable after the Effective Date ETIG (AMHI) will file a registration statement through the Law Offices of Schulman, Rogers, Gandal, Porter, and Ecker.

(f) ETIG (AMHI) will operate the website located at the url www.Ignition.tv, brand the name and mobile content and other services through marketing, advertising and promotions in a concerted effort to generate all projected cash-flows that are outlined in IGNITION's business plan.

(g) Immediately upon closing, and the Effective Date ETIG will sign a media consulting contract with Clearvision, Inc. on terms to be agreed.

(h) The Closing and Effective Date of this agreement may be delayed in order to fulfill any of the above terms; however, the Effective Date may not be delayed more than 10 days past October 30, 2005 unless it is by written consent by all parties to this agreement

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF IGNITION

ZTH represents and warrants to ETIG that:

2.01 Due Organization. ZTH is a Limited Liability Corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as they are being conducted on the Effective Date of this Agreement except as set forth on a Disclosure Schedule delivered to ETIG on the date hereof (the "Disclosure Schedule").

2.02 Execution and Delivery of Agreement.

(a) ZTH has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery

of this Agreement by ZTH and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by ZTH and shall, constitute the legal, valid and binding obligation of ZTH, enforceable against ZTH in accordance with its terms, except that: (i) the enforceability hereof may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought.

(b) The Board of Directors of ZTH has, by resolution duly adopted and approved the Reorganization and this Agreement and the Board of Directors has already approved the Trademark and Website License Agreement attached hereto and incorporated herein by reference as Exhibit "A".

(c) Except as set forth in the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate (i) the bylaws of ZTH; (ii) any material contractual restriction binding on ZTH; or (iii) any judgment, order, decree, law, rule or regulation applicable to ZTH or its respective properties, which violation would have a materially adverse effect on the business or financial condition of ZTH. No approval or authorization of, or filing with, any governmental or regulatory authority is required for the execution and delivery of this Agreement by ZTH or the consummation by ZTH of the transactions contemplated hereby, except and if necessary, the amendments to ZTH's Certificate of Incorporation with the appropriate officials of the State of California.

2.03 Financial Statements Intentionally Deleted

2.04 Other Information.

(a) To the best of the knowledge of ZTH's executives none of the written information supplied by or on behalf of ZTH to ETIG contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement previously made.

(b) All written statements, memoranda, certificates, schedules, lists or other written information (including, without limitation, financial information) heretofore by ZTH or hereafter provided by IGNITION to ETIG or any of its representatives, pursuant to the terms hereof, or otherwise in connection with the transactions contemplated hereby, have been and as of the Effective Date will be, so far as the executives of ZTH are aware, to the best of their knowledge true and correct in all material respects, and do not and will not contain any materially misleading statement or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, and in view of all the written information which was provided by ZTH to ETIG or any of their representatives.

2.05 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of ZTH in

Oct 17 2005 5:31PM HP LASERJET FAX 310-286-9410 p.17

respect to IGNITION have been made in good faith and with the advice of experienced trademark counsel. That being said such applications remain subject to review and grant (or not) by the appropriate patent and trademark offices.

2.10 Intellectual Property. ZTH owns the IGNITION related intellectual property it has disclosed and believes based on reasonable business judgment that it has valid rights the intellectual property used in the operation of the business as presently conducted.

2.11 Contracts. ZTH is a party to certain agreements relating to IGNITION, including, if applicable, third party contracts (collectively, the "Contracts"), necessary for the conduct of the business of IGNITION; and with respect to each such Contract, subject to the terms and provisions thereof, and the performance of the covenants and agreements by IZTH and all other persons thereto, including persons that are not parties to the Contracts, and in all material respects; (i) the Contracts are legal, valid, binding, enforceable, and in full force and effect; (ii) to the best of ZTH's knowledge, the Contracts will continue to be legal, valid, binding, enforceable, and consummation of the transactions contemplated hereby and no breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under this Agreement; and (iii) no party has repudiated any provision of the Contracts that would have a materially adverse effect on IGNITION; subject however, to the qualifications that enforcement of the rights and remedies created thereby is subject to; (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general applicable affecting the rights and remedies of creditors; and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

2.12 Litigation. To the best of its knowledge, ZTH is not; (i) subject to any outstanding injunction, judgment, order, decree, ruling, charge; or (ii) a party, or threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court, quasi-judicial or administrative agency or federal, state, local, or foreign jurisdiction or before any arbitrator, other than claims arising in the ordinary course of ZTH's business which in the aggregate as of the Closing Date would not have a materially adverse effect on the financial condition of ZTH. Neither ZTH nor any of its directors or officers has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against ZTH.

2.13 Employees. ZTH has no employees.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ETIG

ETIG represents and warrants to ZTH that:

3.01 Due Organization. ETIG is a corporation duly organized, validly existing and in good standing under the laws of Texas and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as they are being conducted on the Effective Date. Except as set forth on the Disclosure Schedule, all of the outstanding shares of ETIG Common stock are validly issued, fully paid and non-assessable. ETIG, neither directly

nor indirectly owns any material interest in any corporation, partnership, joint venture or other business association or entity, except as set forth on the Disclosure Schedule.

3.02 Execution and Delivery of Agreement.

(a) ETIG has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ETIG and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by ETIG and at the Effective Date shall, constitute the legal, valid and binding obligation of ETIG, enforceable against ETIG in accordance with its terms, except that: (i) the enforceability hereof may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought

(b) Except as set forth on the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate (i) the Bylaws of ETIG; (ii) any material contractual restriction binding on ETIG; or (iii) any judgment, order, decree, law, rule or regulation applicable to ETIG or its properties, which violation would have a materially adverse effect on the ability of ETIG to consummate the transactions contemplated by this Agreement or on the business or financial condition of ETIG. To the best of ETIG's knowledge, no approval or authorization of, or filing with any governmental or regulatory authority is required for the execution and delivery of this Agreement by ETIG or the consummation by ETIG of the transactions contemplated hereby.

3.03 Capital. The authorized capital stock of ETIG consists of 25,000,000 shares, par value $.001, ETIG common stock, of which approximately 220,000 Shares will be issued and outstanding immediately prior to the Effective Date. As of the date hereof, no other equity securities of ETIG are outstanding or reserved for issuance. All outstanding shares of capital stock of ETIG are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Disclosure Schedule, there are not outstanding on the date hereof any subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional, written or oral) obligating ETIG, or to ETIG's knowledge, any current record or beneficial stockholder of ETIG to issue, deliver, sell, or cause to be issued, delivered or sold to any party any shares of the capital stock of ETIG, or obligating ETIG, or to ETIG's knowledge, any current record or beneficial stockholder of ETIG, to grant, extend or enter into any such agreement or commitment.

3.04 Financial Statements.

There are no financial statements for ETIG and there is no operating entity, however, the records provided will suffice for auditing purposes.

3.05 Other Information.

(a) None of the written information supplied by or on behalf of ETIG to IGNITION, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement previously made.

(b) All written statements, memoranda, certificates, schedules, lists or other written information (including without limitation, financial information) heretofore or hereafter provided by ETIG to IGNITION or any of its representatives, pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby, have been and will be true and correct in all material respects, and do not, and will not, contain any materially misleading statement or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made and in view of all the written information which was provided by ETIG or any of its representatives, not misleading.

3.06 <u>Brokers</u>. All negotiations relating to this Agreement and the transaction contemplated hereby have been carried on without the intervention of any person acting on behalf of ETIG in such manner as to give rise to any valid claim against ETIG or ZTH for any Broker or Finder's fee or similar compensation in connection with the Reorganization.

3.07 <u>No Violation of Law</u>. Other than as disclosed in the Disclosure Schedule: (a) to the knowledge of ETIG, the Business of ETIG is being conducted in conformity with applicable law, ordinance, regulation, judgment, decree, injunction or order of any court or other governmental entity, except for violations which, individually or in the aggregate, do not and are not expected to have a materially adverse effect on ETIG taken as a whole, and; (b) no investigation or review by any governmental or regulatory entity with respect to ETIG is pending, or to the knowledge of ETIG, threatened, nor has any governmental or regulatory entity indicated an intention to ETIG to conduct the same, other than those the outcome of which will not in the aggregate have or be expected to have a materially adverse effect on ETIG taken as a whole.

3.08 <u>Taxes</u>.

(a) Except as set forth in the Disclosure Schedule, (i) all returns and reports of all Taxes (as defined below) including, without limitation, consolidated federal income tax returns of ETIG, withholding tax returns, and tax reports, required to be filed with respect to ETIG or any of its income, properties or operations (taking into account all extensions of due dates); (ii) all information provided in such returns, declarations and reports is true, correct and complete in all material respects; and (iii) all taxes attributable to ETIG and its subsidiaries that are or were due and payable have been paid, provided for, or are being contested in good faith.

(b) There is no claim or assessment pending or, to ETIG's knowledge, threatened against ETIG for any alleged deficiency of any Taxes, and ETIG does not know of any audit or investigation with respect to any liability of ETIG for Taxes.

(c) For purposes of this Agreement, "Taxes" shall be understood to include any tax or similar governmental charge, impost or levy, together with any related liabilities, penalties, fines,

additions to tax or interest, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

3.09 Current Negotiations and Discussions. Except as set out in the Disclosure Schedule, as of the date of this Agreement, neither ETIG, nor any of its affiliates, officers, directors, representatives, or agents is in negotiations with, or soliciting offers or proposals from any corporation, partnership, person or other entity or group (other than ZTH and its respective directors, officers, employees, representatives or agents with regards to IGNITION) in respect of any merger, sale of assets, sale of shares of Common stock or similar transactions involving ETIG.

3.10 Title to Assets. Other than as stated herein and in the ETIG Financial Statements or the Disclosure Schedule, ETIG has liquidated all its assets and to the best of ETIG's knowledge the company is free and clear of any major liability that would adversely affect the company. The ability of ETIG to use any intellectual property is not currently materially and adversely affected by the bankruptcy of any licensor except that warranty, support and service obligations may not be enforceable against licensors who are bankrupt.

3.11 Real Property and Contracts.

(a) Immediately prior to the effective date ETIG owns no real property.

(b) Immediately prior to the effective date ETIG leases no real property.

(c) Immediately prior to the effective date ETIG is not a party to any material contract other than the Agreement.

3.12 Intellectual Property. ETIG has no intellectual property.

3.13 Employees. ETIG is not bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. ETIG and its trustee have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees or of any unfair labor practice committed by ETIG.

3.14 Litigation. ETIG is not; (i) subject to any outstanding injunction, judgment, order, decree, ruling, charge, or; (ii) a party, or to the knowledge of ETIG or its directors, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court of quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, other than claims arising in the ordinary course of ETIG's business which in the aggregate as of the Effective Date would not have a materially adverse effect on the financial condition of ETIG. Neither ETIG nor its trustee has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against ETIG.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.01 Expenses. Each party hereto shall be responsible for its own costs and expenses.

4.02 Indemnification of Officers and Directors.

(a) In the event any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that ETIG shall, to the fullest extent permitted under applicable law or contract, indemnify and hold harmless each past and present director, trustee, officer, employee, fiduciary and agent of ZTH, including, without limitation, officers, directors and trustees serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including a breach of a representation or warranty contained herein by any party which causes, contributes to or results in any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation; (i) ETIG shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to ZTH and ETIG, promptly as statements therefore are received: and (ii) ZTH and ETIG will cooperate in the defense of any such matter; provided however, that neither IGNITION nor ETIG shall be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld: and provided further, that ETIG shall be obligated pursuant to this Section 4.02 to pay the fees and disbursements of more than one counsel and one local counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

(b) In the event ETIG or any of its successors or assigns; (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of their properties and assets to any person, proper provisions shall be made so that the successors and assigns of ETIG assume the obligations set forth in this Section 4.02. and shall enter into such further documentation as may be reasonably necessary with ZTH to give affect to such assumption.

(c) This Section 4.02 shall survive any termination of this Agreement and the consummation of the Reorganization at the Effective Date and is intended to benefit each of the Indemnified Parties.

4.03 Miscellaneous Agreements. ZTH and ETIG will use their best efforts to obtain consents of all third parties and governmental or regulatory bodies necessary, or in the opinion of ETIG and ZTH, advisable to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the Effective Date, any further action is necessary or

desirable to carry out the purposes of this Agreement, ETIG or ZTH shall cause the proper officers or directors of ZTH or ETIG, as the case may be, to take all such necessary action.

4.04 Filings. Each of ZTH and ETIG will take all such actions as may be necessary under the federal and state securities laws applicable to, or necessary for, and will file and, if appropriate use their respective best efforts to have declared effective or approved all documents and notifications with SEC and other governmental or regulatory bodies which are deemed necessary or appropriate for the consummation of the Reorganization, and each party shall give the other any information requested by it which is reasonably necessary to enable it to take such action.

4.05 Public Announcements. Except as required by applicable law, none of the parties hereto shall, nor shall any person acting on behalf of any of them, make any public announcement in respect of this Agreement or the Reorganization, without the prior written consent of ETIG and ZTH.

ARTICLE V
CONDITIONS

5.01 Conditions to Obligations. The obligations of ETIG and ZTH to effect the Reorganization shall be subject to the fulfillment, at the Effective Date, of the following conditions, except as ZTH and ETIG otherwise consent in writing:

(a) The Reorganization shall have been approved by the requisite vote or consent of the stockholders and directors of ETIG and ZTH.

(b) There shall not be in effect (i) any judgment, decree or order issued by any federal, state, local, or foreign court of competent jurisdiction; or (ii) any statute, rule or regulation enacted or promulgated by any federal, state, local or foreign legislative, administrative or regulatory body of competent jurisdiction that prohibits the consummation of the Reorganization or makes such consummation illegal;

(c) The directors of ETIG and ZTH in the exercise of their business judgment believe that this Reorganization is in their best interest and/or the best interest of each of their respective securities holders;

(d) All representations and warranties set out herein shall be true and correct and all covenants set out herein shall have been performed.

(e) In connection with the Reorganization, no holder of ZTH common stock shall have filed with ZTH proper demand for appraisal of and payment for his shares pursuant to applicable law, unless such demand had been duly withdrawn prior to the Effective Date.

ARTICLE VI
AMENDMENT AND WAIVER

6.01 Amendment. This Agreement may be amended by an agreement of the parties hereto by action taken by their Boards of Directors, at any time before or after approval of the

Reorganization by the stockholders of the parties, but after any such approval, no amendment shall be made which reduces or increases the consideration into which Shares are to be exchanged as provided in this Agreement or which in any way materially adversely affects the rights of such holders of ETIG Common stock or ZTH stockholders without the further approval of the ETIG Board of Directors for the benefit of the holders of ETIG Common stock or the stockholders of ZTH, respectively, as required by applicable law. This Agreement may not be modified or amended except by an instrument in writing signed by or on behalf of each of the parties hereto referring specifically to the Agreement.

6.02 Waiver. No term or provision of this Agreement may be waived except that any term or provision of this Agreement (other than a requirement imposed by law) may be waived at any time by the party entitled to the benefits thereof by an instrument in writing signed by or on behalf of such party and referring specifically to the term or provision to be waived.

ARTICLE VII
ADDITIONAL TERMS

7.01 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive any party hereto (or any trustee, director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder, the aforesaid representations, warranties and covenants being material inducements to consummation by the parties hereto of the transactions contemplated herein.

7.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by Fed Ex or other traceable delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to ETIG:

846 N. Cahuenga Blvd.
Hollywood, CA 90038

(b) If to ZTH:

3930 Ballina Drive
Encino, CA 91436

7.03 Miscellaneous. This Agreement (including the Disclosure Schedule, documents and instruments referred to or incorporated herein); (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, , with respect to the subject matter hereof; (b) except for the provisions of Section 4.02, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; (d) shall be governed in all respects including validity, interpretation and effect, by the laws of the State of California without the applicable of

conflicts of law principles; (e) may be executed in counterparts which together shall constitute a single instrument. No party has relied upon any representation or warranty, oral or written, of any other party hereto or any of their officers, directors, stockholders or holders of common stock except for the representations and warranties expressly set forth in this Agreement, and no officer, agent, accountant, attorney, director, trustee, stockholder or holder of shares of common stock of ZTH or ETIG shall have any personal liability for the accuracy or completeness of the representations and warranties set forth in the Agreement. The headings in this Agreement are for convenience of reference only, and shall not be deemed to alter the meaning or interpretation of any of the terms hereof. Any reference to sections or articles shall be deemed to refer to the sections or articles hereof unless otherwise stated.

7.04 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereto shall not be invalidated thereby and shall be given effect so far as possible.

IN WITNESS WHEREOF, ETIG and ZTH have caused this Reorganization Agreement to be signed by their respective trustee and officer thereunto duly authorized, all as of the date first written above.

ETIG Development Corp.
A Texas Corporation

By: ______________________
Gregory L. Bonzer, Esq., President

ZTH Management, LLC
A California Limited Liability Company

By: ______________________
Ramon Ibe, Managing Member

By: ______________________
Bill Nosal Managing Member

By: ______________________
Darryl Franklin, Managing Member

By: ______________________
Danny Way, Member

conflicts of law principles; (e) may be executed in counterparts which together shall constitute a single instrument. No party has relied upon any representation or warranty, oral or written, of any other party hereto or any of their officers, directors, stockholders or holders of common stock except for the representations and warranties expressly set forth in this Agreement, and no officer, agent, accountant, attorney, director, trustee, stockholder or holder of shares of common stock of ZTH or ETIG shall have any personal liability for the accuracy or completeness of the representations and warranties set forth in the Agreement. The headings in this Agreement are for convenience of reference only, and shall not be deemed to alter the meaning or interpretation of any of the terms hereof. Any reference to sections or articles shall be deemed to refer to the sections or articles hereof unless otherwise stated.

7.04 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereto shall not be invalidated thereby and shall be given effect so far as possible.

IN WITNESS WHEREOF, ETIG and ZTH have caused this Reorganization Agreement to be signed by their respective trustee and officer thereunto duly authorized, all as of the date first written above.

ETIG Development Corp.
A Texas Corporation

By: ______________________
Gregory L. Bonzer, Esq., President

ZTH Management, LLC
A California Limited Liability Company

By: ______________________
Ramon Ibe, Managing Member

By: ______________________
Bill Nosal Managing Member

By: ______________________
Darryl Franklin, Managing Member

By: ______________________
Danny Way, Member